Exhibit 99.1

                 MAIMAN AND STEINMETZ SIGN DEFINITIVE AGREEMENT

                   FOR SALE OF CONTROLLING INTEREST IN AMPAL

     New York, New York, February 26, 2002 . . . Ampal-American Israel Corporation (NASDAQ: AMPL), Yosef A. Maiman and Raz Steinmetz jointly announced today that Rebar Financial Corp., a corporation owned and controlled by Raz and Daniel Steinmetz, and Y.M. Noy Investments Ltd., have entered into a definitive agreement for the purchase by Y.M. Noy of approximately 51% (on a fully-diluted basis) of the outstanding shares of Ampal-American Israel Corporation owned by Rebar. The purchase price for the Ampal shares is $7.46 per share, or approximately $83,000,000. The closing will take place as soon as practicable, subject to regulatory approval from the Israeli Ministry of Communications and the Israeli Antitrust Authorities.

     On December 18, 2001, Yosef A. Maiman, who owns all of the economic shares and one-third of the voting shares of Y.M. Noy, and Raz Steinmetz entered into a letter of intent which set forth the basic terms of the sale of the Ampal shares by Rebar.

     Mr. Maiman expressed satisfaction with the conclusion of the Agreement, as he sees Ampal as a platform for adding important activity in Israel to his substantial international portfolio. "This is the time for a vote of confidence in the Israeli economy and I am glad to cast my own," he said. Maiman concluded that this acquisition follows previous investments in energy and telecommunication ventures related to the Israeli market. "Together, these investments constitute a solid foundation for further developing Ampal's important and diversified contribution," he concluded.

     Mr. Steinmetz also expressed satisfaction with the Agreement. "I believe that Mr. Maiman's experience in energy and telecommunication ventures both internationally and in the Israeli market would benefit not only Ampal but its shareholders as well". Mr. Steinmetz added that Mr. Maiman will ensure that Ampal continues to contribute to and be involved in the Israeli economy.

     Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal's primary investment focus is the growing high technology and communications sector. Ampal has diversified interests in the following sectors: high technology and communications, real estate, capital markets, leisure-time, energy distribution, and industry.